Exhibit 99.1

FOR IMMEDIATE RELEASE                                                                     Contact:    Paul Knopick

                                                                                                                             888-795-6336

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ITRONICS REPORTS SECOND QUARTER AND SIX-MONTH GOLD'n GRO SALES

RENO, Nevada, August 2, 2005 -- Itronics Inc. (OTC BB: ITRO; Frankfurt and Berlin Stock Exchanges: ITG) reported today that second quarter GOLD'n GRO liquid fertilizer sales by its subsidiary, Itronics Metallurgical, Inc., totaled approximately $485,000, a 2 percent increase compared to the same quarter in 2004. First half 2005 GOLD'n GRO sales totaled approximately $700,000, a 1 percent decrease from the first six months of 2004.

"We were able to maintain GOLD'n GRO sales levels in the first half of 2005 despite one of the wettest winter and spring seasons in 100 years in California, a major sales area for Itronics," said Dr. John W. Whitney, Itronics President. "June 2005 sales increased 94 percent compared to the previous June, as growers rushed to get the spring season fertilization completed. There also was a small contribution in the second quarter from new GOLD’n GRO sales in the northwestern states."

"With the improving weather, GOLD’n GRO sales growth is expected to resume during the balance of the year," said Dr. Whitney. "Our sales base is also continuing to expand with many of our distributor network retail outlets in Idaho, Oregon and Washington introducing the cost effective, environmentally beneficial, liquid GOLD’n GRO fertilizers to their grower customers."

About Itronics

Itronics, through its subsidiary, Itronics Metallurgical, Inc., is the only company in the world with a "Beneficial Use Photochemical, Silver, and Water Recycling" facility that extracts more than 99 percent of the silver and virtually all the other toxic heavy metals from used photoliquids and converts the resulting liquids into environmentally beneficial, chelated, multinutrient liquid fertilizer products sold under the GOLD'n GRO trademark, and 5 troy ounce, 0.999 pure, Silver Nevada Miner numismatic bars. The environmentally friendly liquid fertilizers can be used for lawns and houseplants, and are available, along with GOLD'n GRO liquid fertilizer injectors, at the Company's "e-store" catalog at http://goldngro.com . The popular Silver Nevada Miner bars are available at the Company's 'e-store' catalog at http://www.itromet.com ..

Headquartered in Reno, Nevada, Itronics Inc. is Nevada's leading "Beneficial Use Recycling" company and a world leader in photochemical recycling. The Company also provides project planning and technical services to the mining industry. Dr. John Whitney, Itronics President, was selected as Nevada’s Inventor of the Year for 2000 and is a member of the Inventor’s Hall of Fame at the University of Nevada, Reno. Itronics was one of five finalists for the 2001 Kirkpatrick Chemical Engineering Award, the most prestigious worldwide award in chemical engineering technologies.

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VISIT OUR WEB SITE: http://www.itronics.com

("Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company's growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction, and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements, or for prospective events that may have a retroactive effect.)